Exhibit 99.1

Employee Message

FROM: Chris Kempczinski

TO: Global Employees

SUBJECT: Introducing Accelerating the Arches 2.0

This message is intended for McDonald’s Global Employees

When we launched our Accelerating the Arches growth strategy in 2020, we made a commitment to embrace the changes taking place around us – to grow faster, to meet evolving customer expectations and to make our brand even stronger. We can take pride in what we’ve accomplished. We continue to outperform the industry in global comparable sales and market share in most of our major markets. Shareholders also recognize our success as McDonald’s stock trades near an all-time high, generating returns that eclipse our restaurant peers, the Dow 30 and the S&P 500. As I said at Worldwide Convention in April, “there’s never been a better time to be part of brand McDonald’s.”

As we begin 2023 from a position of strength, we cannot stand still. As Ray Kroc used to say, “If you’re not green and growing, you’re ripe and rotting.” Fortunately, there remains so much growth potential within our “M-C-D” pillars. However, to realize the full potential of our strategy, we must also objectively assess areas we can do better.

When we say, “we put our customers and people first,” it means that we have a laser-like focus on solving their problems. For our customers: Is our app the fastest? Are we providing a truly seamless experience? Are we offering the most delicious, innovative menu items? Are we expanding our restaurant footprint to places that are convenient for them? For our people: How can we make our restaurant teams’ jobs easier? Are we offering everyone the potential for professional development and personal impact?

While there’s a lot for us to be proud of, you’ve also told us that there’s more we can do. We’re performing at a high level, but we can do even better. That’s what I love about the McDonald’s System – our restless ambition. We’re never satisfied, which is why McDonald’s continues to be one of the world’s leading corporations after almost 70 years.

Over the past several months, the Global SLT and I have discussed how we can further elevate our performance. We concluded that to realize the full potential of the external opportunity, we must first address our internal opportunity – namely, how we work with each other. Today, we’re divided into silos with a center, segments, and markets. This approach is outdated and self-limiting – we are trying to solve the same problems multiple times, aren’t always sharing ideas and can be slow to innovate. Our customers and people don’t think of our brand from the viewpoint of markets or segments, and neither can we.

As we look to the future: it must be the collective focus of our entire System to solve problems for our customers and people once and scale our innovations faster than ever before.

We’ll do that through Accelerating the Arches 2.0 where we’ll double down on our “M-C-Ds,” while adding a 4th “D,” Restaurant Development. We must accelerate the pace of our restaurant openings to fully capture the increased demand we’ve driven over the past few years. We will also modernize our ways of working through a new effort, Accelerating the Organization (AtO).

Through Accelerating the Organization, we will evolve our culture to foster greater collaboration and develop “one McDonald’s way” to solve problems for our customers and people together.

This work is guided by a commitment to be:

•	Faster, by leveraging our global scale to align resources and taking smarter risks to solve customer problems once together.

•	More Innovative, by pushing innovation out to the markets where we are closest to our customers and franchisees.

•	More Efficient, by reducing work that does not align to enterprise priorities or can be more effectively performed at the enterprise level.

And to provide our people with:

•	More exciting career opportunities where they can make a bigger impact, by providing clear career paths for growth and development that capitalize on the global nature of our business.

I have long believed the best solutions – and the blueprints for our future – exist in our markets, and in our restaurants. The next great ideas will come from within our System. We proved that during the pandemic by making big decisions and scaling them with speed and agility – driving growth while operating together. We must build on this momentum.

In the coming weeks, we will have meetings with leaders to share more about Accelerating the Organization and what it means for our business. Certain initiatives will be de-prioritized or stopped altogether. This will help us move faster as an organization, while reducing our global costs and freeing up resources to invest in our growth.

As part of this work, we will evaluate roles and staffing levels in parts of the organization and there will be difficult discussions and decisions ahead. We will look to our strategy and our values to guide how we reach those decisions and support every impacted member of the company. We expect to finalize and begin to communicate key decisions by April 3.

As we kick off Accelerating the Arches 2.0, we’re also creating new leadership roles to drive critical elements of our strategy. I’m pleased to share several leadership appointments from within our organization:

•	Morgan Flatley is being promoted to Executive Vice President, Global Chief Marketing Officer and New Business Ventures. Morgan will continue to oversee our award-winning marketing efforts, while expanding her scope to lead new business ventures and opportunities that extend the reach of McDonald’s brand. She will continue to report to Manu Steijaert.

•	Skye Anderson is being elevated to President, Global Business Services (GBS). Like our Segment Presidents, the President GBS will sit on the Global Senior Leadership Team. Our vision for this new business unit goes well beyond what we have established so far – allowing us to leverage economies of scale while improving the effectiveness and efficiency of end-to-end processes. GBS will initially incorporate the transformation work already underway in our Finance and Global People functions. Eventually, we expect GBS to also include aspects of Marketing, Development, Supply Chain and Technology. Through GBS, markets will enjoy enhanced value-add capabilities at lower cost. Skye will report to Ian Borden. Joe Erlinger will share more information on Skye’s current role as U.S. West Zone President.

•	Andrew Gregory will become Senior Vice President, Global Franchising and Development, continuing to oversee global franchising while also leading global development as we look to grow restaurant units around the world. Andrew will report to both Ian (Franchising) and Manu (Development).

•	Spero Droulias will become Senior Vice President, Chief Transformation Officer. In this role, Spero will lead our Transformation Management Office that will monitor and measure progress of our Accelerating the Organization efforts and drive accountability across the organization. Spero will report to Kevin Ozan.

These appointments will be effective on February 1.

During one of our first Worldwide Conventions, Ray Kroc said: “We are living in a rapidly changing world, so McDonald’s will change with it.” It is impossible for us to stand still. We must raise our ambition to meet tomorrow’s challenges and make the important decisions that go with them.